UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 7, 2013 (January 1, 2013)

Date of report (Date of earliest event reported)

FIRST PLACE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

185 E. Market Street, Warren, OH 44481

(Address of principal executive offices)

(330) 373-1221

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 1, 2013, First Place Financial Corp., a Delaware Corporation (the “Company”) completed the sale of substantially all of its assets, including all of the issued and outstanding shares of common stock of the Company’s wholly-owned subsidiaries, First Place Bank and First Place Holdings, Inc., and certain other assets held in the name of the Company but used in the business of First Place Bank, to Talmer Bancorp, Inc., a Michigan corporation (the “Purchaser”) pursuant to the terms of the Amended and Restated Asset Purchase Agreement, dated as of December 14, 2012 (the “Amended Purchase Agreement”). In accordance with the Amended Purchase Agreement, the Purchaser also assumed $60 million in subordinated notes (the “Assumed Securities”) issued to First Place Capital Trust, First Place Capital Trust II and First Place Capital Trust III (the “Trust Preferred Issuers”) and received the Company’s common securities issued by the Trust Preferred Issuers, certain tax assets, and all cash and cash equivalents held by the Company.

In connection with the closing of the transactions contemplated by the Amended Purchase Agreement, each of A. Gary Bitonte, William A. Russell, Thomas M. Humphries, Earl T. Kissell, Marie Izzo Cartwright, Frank J. Dixon and Robert L. Wagmiller resigned as directors of First Place Bank, effective as of January 1, 2013. Following the sale of First Place Bank, the Company will file an application with the Board of Governors of the Federal Reserve System to deregister as a savings and loan holding company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: January 7, 2013	By:	/s/ David W. Gifford
David W. Gifford
Chief Financial Officer

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